EXHIBIT 10.1

[Letterhead of BNP Paribas]

Date: September 2, 2015

A-Mark Precious Metals, Inc.
429 Santa Monica Blvd., Suite 230
Santa Monica, CA 90401

Attn: Thor Gjerdrum, CEO

Re:    Amended and Restated Uncommitted Facility Letter

Dear Sirs:

The purpose of this letter (this “Uncommitted Facility Letter”) is to outline the parameters of an uncommitted guidance facility (the “Facility”) available from BNP Paribas (the “Bank”) for A-Mark Precious Metals, Inc., a corporation organized under the laws of the State of Delaware (the “Obligor”) for the making of loans (each, an “Advance” and, collectively, the “Advances” or the “Accommodations”).

This Uncommitted Facility Letter amends and restates in its entirety that certain Line Letter, dated April 4, 2001, between the Bank (assigned from Fortis Capital Corp.) and the Obligor (as the same was subsequently amended, the “Original Uncommitted Facility Letter”). All Accommodations previously made available to the Obligor under such Original Uncommitted Facility Letter and outstanding on the date hereof shall be Accommodations under and be subject to the terms of this Uncommitted Facility Letter and the other Facility Documents referred to herein as though originally made pursuant hereto and thereto.

An “uncommitted guidance facility” means that the Bank shall have no obligation to issue or grant any Accommodation. Each request made by the Obligor for an Accommodation shall be reviewed by the Bank on a case by case basis and the decision to grant any such Accommodation shall be made by the Bank in its absolute and sole discretion and irrespective of whether or not the Obligor is in compliance with any of the guidelines, terms, provisions, conditions or covenants set forth below. The Bank also reserves the right to summarily refuse any request for an Accommodation without any review as contemplated by the preceding sentence. Accordingly, the Bank has no commitment to make any Accommodation available. The Bank also reserves the right to cancel the Facility at any time as it elects in its sole discretion and without notice to the Obligor.

The uncommitted facility described herein is available through the New York office of the Bank, unless otherwise agreed in writing in the sole discretion of the Bank.

Obligor:	A-Mark Precious Metals, Inc.

Type:	Uncommitted guidance facility.

Purpose:
To provide secured Accommodations based upon Collateral Value, as defined in the Intercreditor Agreement (as described herein), for the purpose of financing (a) the purchase of precious metals and coins inventory (collectively “Product”) and the receivables arising therefrom, (b) the making of loans to Collateral Finance Corporation (as described herein), and (c) such other included assets to support certain working capital requirements of the Obligor’s activities.

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

Availability

And Maturity:	No request for any Accommodation may be made after May 31, 2016, unless the Bank, in its sole discretion and without any obligation to do so, extends such date.

All Accommodations are payable by the Obligor on the earliest of (i) any specified maturity thereof or as otherwise agreed to by the Bank, or (ii) ON DEMAND; provided, that, the existence of a maturity date for any Advance shall not in any way limit the demand nature of such Advance and the Bank’s right to at any time (before such maturity date) demand payment of such Advance.

Maximum

Availability:
Up to the lower of (i) US$40,000,000 (“Maximum Amount”) and (ii) the amount the by which the Collateral Value (as defined in the Intercreditor Agreement) exceeds the aggregate amount (the “Other Lender Accommodations”) of Outstanding Credits (as defined in the Intercreditor Agreement) of the Other Lenders (as defined below). The value of Other Lender Accommodations shall be set forth on the face of each Collateral Report (as defined below).

“Intercreditor Agreement” shall mean the Second Amended and Restated Collateral Agency and Intercreditor Agreement, dated as of September 4, 2014 (as amended, restated, supplemented or otherwise modified or replaced from time to time), by and among the Bank, the Obligor, RB International Finance (USA) LLC (f/k/a RZB Finance LLC, Natixis, New York Branch, ABN AMRO Capital USA LLC, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, HSBC Bank USA, N.A, and Brown Brothers Harriman & Co. in its capacity as both a lender and as agent for itself and the other lenders party thereto.

“Other Lenders” shall mean the banks and financial institutions which extend credit to the Obligor and are party to (or shall become a party to in accordance with the Intercreditor Agreement) the Intercreditor Agreement.

In no event shall the aggregate outstanding principal amount of Advances exceed the Maximum Availability at any time.

Please note that the Bank may modify the Maximum Amount or add, modify or eliminate any sublimits at any time at its sole discretion.

A sublimit is an indication of the Bank’s present view of the maximum amount that it might consider for particular types of Accommodations. Notwithstanding any such sublimit, the Bank has no commitment to make any Accommodation available. Accordingly, under no circumstances should the incorporation by the Bank of a sublimit from time to time be construed as an agreement or commitment by the Bank to provide any Accommodation within any such sublimit.

Collateral Report:	“Collateral Report” shall mean the Collateral Report (as defined in the Intercreditor Agreement) together with the schedules attached to such report.

The Collateral Report shall be delivered to the Bank by the Obligor in accordance with the terms of the Intercreditor Agreement.

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

In addition, the Obligor shall provide such other information (and summary reports in support thereof, if applicable) as the Bank may request from time to time.

Notwithstanding anything to the contrary contained herein, any other Facility Document (as defined below) or any Collateral Report, the inclusion of eligibility criteria and advances rates in any Collateral Report shall not affect the uncommitted, demand nature of this facility.

Prepayments:
Mandatory Prepayments. If at any time the Accommodations shall exceed the Maximum Availability (either based on the most recent Collateral Report or as determined by the Bank it is sole discretion if the Obligor fails to deliver the same) then the Obligor shall, upon the demand of the Bank, repay Accommodations such that, after giving effect thereto, such excess above the Maximum Availability shall no longer exist.

Optional Prepayments. The Obligor may prepay any Advance at any time in whole or in part. Each such prepayment shall be made together with interest accrued thereon to and including the date of prepayment.

Breakage/

Administrative Costs:
If (i) any payment of principal of any Advance is made other than on the last day of an interest period for such Advance as a result of (x) any optional or mandatory prepayment, (y) the acceleration of the maturity of the Advances, or (z) for any other reason or (ii) the Obligor fails to make a principal or interest payment with respect to any Advance on the date such payment is due and payable (including, without limitation, pursuant to an optional prepayment), the Obligor shall pay to the Bank any amounts required to compensate the Bank for any additional losses, out-of-pocket costs, or expenses which it may reasonably incur as a result of such prepayment or nonpayment, including, without limitation, any loss (excluding loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain such Advance.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required to close under the laws of the State of New York.

Other Requirements:
The following criteria, in addition to any other requirements that may be imposed by the Bank at its sole discretion from time to time, must be satisfied with respect to a requested Accommodation, unless otherwise approved by the Bank in its sole discretion:

a)
Each Accommodation made available to the Obligor that is associated with a purchase of goods shall be based on a purchase and sale by the Obligor for its own account and not for or on behalf of any other entity.

b)
Any and all payments by the Obligor which may become due and payable to the Bank hereunder shall be made without setoff, counterclaim or deduction of any nature whatsoever and free and clear of, and without withholding or deduction for, any and all present or future taxes, levies, imposts or duties imposed by any government or any political subdivision thereof. If any taxes are imposed and required by law to be paid or withheld from any amount payable to the Bank

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

hereunder, then the Obligor shall increase the amount of such payment so that the Bank will receive a net amount (after deduction for such taxes) equal to the amount due hereunder.

c)
If any payment to be so made hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, to the extent permitted by applicable law, interest thereon shall be payable at the then applicable rate during such extension.

d)
All payments made in connection with an Advance shall be applied first to the payment of all fees, expenses and other amounts due to the Bank in connection with such Advance (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that following any stated or any accelerated maturity of Advances hereunder, payments will be applied to the obligations of the Obligor to the Bank as the Bank determines in its sole discretion.

Interest:
Without undertaking to make any Advance and without agreeing to any particular rate of interest or fees, the Bank notes for the Obligor’s information that the following will apply until further notice by the Bank:

(a)
Advances shall bear interest at a rate to be agreed upon on a case-by-case basis, in the Bank’s sole discretion, with respect to each Advance, expressed as a percentage equal to (x) the BNPP Rate (as defined below) plus (y) the Applicable Margin (as defined below).

(b)	Interest shall be payable on the earlier of demand, or if no demand has been made, monthly in arrears, on the maturity date of the Advance and on the date of repayment of each Advance.

(c)
Any principal, interest, fee or other amount not paid when due hereunder shall bear interest until paid in full at a per annum rate equal to ___%* above the BNPP Rate (plus the Applicable Margin if applicable to the overdue amount) and shall be payable upon demand.

“BNPP Rate” means, on any date of determination, the rate per annum determined by the Bank in its sole discretion to be its cost of making and/or maintaining such Accommodation, which rate may include, without limitation, such factors as the Bank shall deem appropriate from time to time, including, without limitation, market, regulatory and liquidity conditions; provided, that, such rate is not necessarily the cost of the Bank of funding or maintaining the specific Accommodation, and may exceed the Bank’s actual cost of borrowing in the interbank market or other markets in which the Bank may obtain funds from time to time for amounts similar to the amount of the Accommodation and/or for periods similar to the interest period then applicable to such Accommodation.

“Applicable Margin” means a margin to be advised from time to time by the Bank, but in any event shall not be less than ___%*.

* Material omitted pursuant to a request for confidential treatment.

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

In no event shall interest payable hereunder be in excess of the maximum rate of interest permitted under applicable law.

Documentation Fee:
A fee in an amount of $5,000 shall be payable by the Obligor to the Bank upon execution of this Facility Letter as compensation to the Bank in connection with preparation of Facility Documents. The Bank reserves the right to request additional documentation fees in connection with the preparation of any amendment or modification of any of the same after the execution thereof. The Obligor acknowledges that the payment of such fee(s) is non-refundable and shall not change the uncommitted nature of the facility contemplated herein and shall not require the Bank to provide any Accommodations to the Obligor.

Calculation of

Interest and Fees:	All interest and fees shall be calculated on a year of 360 days and days actually elapsed.

Security Interest:
The Obligor’s obligations to the Bank will be secured by a perfected security interest in all personal property and fixtures of the Obligor as more fully described in Intercreditor Agreement and the Second Amended and Restated General Security Agreement, dated September 4, 2014 (the “General Security Agreement”), executed by the Obligor in favor of Brown Brothers Harriman & Co. (BBH) in its capacity as agent on behalf of the lenders party to the Intercreditor Agreement (the “Secured Parties”). All other financial institutions which extend credit to the Company and which have security interests in the personal property of the Company will be joined to the Intercreditor Agreement.

Documentation:	The documentation governing the Facility shall include, but not be limited to, the following:

a)	This Uncommitted Facility Letter;

b)	The Intercreditor Agreement;

c)	The General Security Agreement ;

d)	Amended and Restated Demand Promissory Note (as amended, supplemented or otherwise modified from time to time, the “Note”);

e)	Funds Transfer Agreement / Payment Authorization Agreement;

f)	Legal opinion from counsel for Obligor in form and substance satisfactory to the Bank;

g)
For each Advance, a completed and duly executed borrowing request (each, a “Borrowing Request”), in the form of Exhibit A attached hereto, satisfactory to the Bank in its sole discretion, to be delivered to the Bank no later than 2 pm New York Time on the date of such Borrowing Request (or as otherwise may be required by the Bank from time to time); and

h)	Such other documentation as the Bank may request from time to time.

Above documentation and any other documentation, including any amendments, modifications, or restatements of the same, requested by the Bank from time to time (collectively “Facility Documents”) shall be in form and substance satisfactory to the Bank and any Accommodation made available to the Obligor shall be subject to the terms of such documentation.

In addition to the Facility Documents, the Obligor shall also deliver to the Bank the following documents:

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

a)	Corporate Resolutions (including incumbency certification) or their equivalent of the Obligor;

b)	Certified copy of Articles of Incorporation and By-laws (or their equivalent) of the Obligor;

c)	Certificate of Good Standing for Obligor; and

d)	Signature Cards.

Commodity Swaps;

Futures Contracts:
This Uncommitted Facility Letter does not outline the terms of any facility which might be made available to the Obligor (i) by the Bank’s Commodity Derivatives Group (“CDG”) on an uncommitted basis for the purpose of entering into over-the-counter commodity swaps with CDG and/or (ii) by BNP Paribas Prime Brokerage, Inc., Commodity Futures Division (“PBI”) on an uncommitted basis for the purpose of entering into futures contracts with PBI. Any facility made available by CDG or PBI to the Obligor would be subject, among other things, to documentation and such terms and conditions as are approved by CDG and PBI, respectively. The Obligor acknowledges that none of the “Collateral” under the Agent Security Agreement shall satisfy or be deemed to satisfy any obligation of the Obligor to CDG or PBI to provide margin or other payment or to deliver credit support, posted collateral or similar security under the terms of any ISDA Master Agreement, Credit Support Annex or similar agreement between CDG and Obligor (collectively the “CDG ISDA Documents”) or any Customer Agreement or similar agreement with PBI (collectively, “PBI Futures Documents”) except for cash or other property delivered by Obligor specifically in satisfaction of such obligation under the terms of the relevant CDG ISDA Documents or the PBI Futures Documents, as the case may be. The Obligor further acknowledges that PBI (and for the avoidance of doubt, CDG) is entitled to benefit from the provisions of the preceding sentences, notwithstanding that it is not a party hereto.

Notifications:
All notices and other communications provided for hereunder and under the other Facility Documents shall be in writing and, except as otherwise specified, mailed, telecopied, or delivered, if to the Obligor, at its address at 429 Santa Monica Blvd., Suite 230, Santa Monica, CA 90401, Attention: Thor Gjerdrum (telecopier no. (310) 260-0368), and if to the Bank, at its address at 787 Seventh Avenue, New York, New York 10019, Attention: Ms. Deborah Whittle (telecopier no. (212) 841-2536); or as to each party, at such other address or telecopy number as shall be designated by such party in a written notice to the other parties. Except as otherwise specified herein or in any other Facility Document, all such notices and communications shall, when mailed (postage prepaid), telecopied (upon receipt of evidence of transmission) or sent by hand delivery or other courier or delivery service, be effective when telecopied or delivered to the recipient, or five (5) Business Days after being deposited in the mails.

Financial

Guidelines:
At all times, the Obligor shall maintain a combined financial condition satisfactory to the Bank, in its sole discretion, characterized by, but not limited to, satisfying the following financial guidelines (“Financial Guidelines”):

a)	The Obligor shall not permit at any time the sum of Tangible Net Worth plus Subordinated Debt of the Obligor and its consolidated subsidiaries on a consolidated basis to be less than US$35,000,000.

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

b)
The Obligor shall not permit at any time the ratio of (i) outstanding obligations from Lenders (“Bank Debt”), to (ii) Working Capital to exceed 5:1 with respect to the Obligor and its consolidated subsidiaries (on a consolidated basis).

c)	The Obligor shall not permit at any time the ratio of Total Liabilities to Working Capital to exceed 10:1 with respect to the Obligor and its consolidated subsidiaries (on a consolidated basis).

d)	The Obligor shall not permit at any time the Working Capital to be less than $35,000,000.

“Tangible Net Worth” shall mean at any time as to any person or entity, as of the date of determination thereof, the excess of total assets over total liabilities and less the sum of (without duplications):

(i)
The total book value of all assets of such person or entity and its subsidiaries properly classified as intangible assets under generally accepted accounting principles, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, rights with respect to the foregoing, organizational or developmental expenses, and all unamortized debt discount and expenses; plus

(ii)	All amounts representing any write-up in the book value of any assets of such person or entity or its subsidiaries resulting from a revaluation thereof subsequent to June 2014; plus

(iii)	To the extent otherwise included in the compilation of Tangible Net Worth, any subscription receivable; plus

(iv)	Investments in and receivables and other obligations from subsidiaries and other Affiliates; plus

(v)	Any deferred charges, deferred taxes, prepaid expenses and treasury stock.

“Subordinated Debt” shall mean all indebtedness of a person or entity which is subordinated (on terms and conditions satisfactory to the Bank) to all of such person’s or entity’s obligations and indebtedness to the Lenders.

“Working Capital” shall mean at any time as to any person or entity, as of the date of determination thereof, (i) the excess of current assets minus any current assets consisting of prepaids, investments, intangibles (if any) and receivables and other obligations from subsidiaries and other Affiliates and any current assets identified by the Lender in its discretion minus (ii) current liabilities, each determined in accordance with US GAAP principles consistently applied.

“Affiliates” shall mean, with respect to any person or entity, another person or entity that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person or entity specified.

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.

“Investment Entity” shall mean third parties in which the Obligor has made an equity or debt investment.

Notwithstanding the foregoing, in the event that any present or future agreement or instrument relating to other indebtedness of the Obligor contains financial guidelines or covenants (including definitions related thereto) or their equivalent that are more favorable to a lender than any of the Financial Guidelines contained herein (as the same may be amended), then, upon written notice from the Bank to the Obligor, the more favorable financial guidelines or covenants (including definitions related thereto) shall be deemed included in this Uncommitted Facility Letter, mutatis mutandis (with such modifications thereof as may be necessary to give the Bank substantially the same benefit), as a replacement for any less favorable Financial Guideline contained herein.  Notwithstanding the foregoing, the Obligor agrees to enter into such documentation as the Bank may reasonably request to evidence any amendment provided for in this paragraph.

Solvency:
Obligor represents, warrants, and covenants (and shall be deemed to have represented, warranted, and covenanted at each request for an Accommodation) that the making of any Accommodation hereunder and the other transactions contemplated hereby will not involve or result in any fraudulent transfer or fraudulent conveyance under the provisions of Section 548 of the Bankruptcy Code (11 U.S.C. § 101 et seq., as from time to time hereafter amended, and any successor or similar statute) or any applicable state or other law respecting fraudulent transfers or fraudulent conveyances. As of the date hereof, and as of the date of, and after giving effect to the making of, any Accommodation, the Obligor is Solvent. “Solvent” means, with respect to any entity and its subsidiaries on a particular date, that on such date (a) the fair value of the property of such entity and its subsidiaries on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such entity and its subsidiaries on a consolidated basis, (b) the present fair salable value of the assets of such entity and its subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such entity and its subsidiaries on a consolidated basis on its debts as they become absolute and matured, (c) such entity does not intend to, and does not believe that it or its subsidiaries will, incur debts or liabilities beyond the ability of such entity and its subsidiaries to pay as such debts and liabilities mature, and (d) such entity and its subsidiaries on a consolidated basis are not engaged in business or transaction, and such entity and its subsidiaries on a consolidated basis are not about to engage in business or transaction, for which the property of such entity and its subsidiaries on a consolidated basis would constitute unreasonably small capital.

General

Conditions:
a)    The Obligor shall provide the Bank with monthly management financial statements promptly upon such statements becoming available, but in any event no later than 30 days after the end of each of the first three quarterly periods of each fiscal year of the Obligor, prepared in accordance with GAAP and in a format acceptable to the Bank in its sole discretion, together with a compliance certificate (a

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

“Compliance Certificate”) substantially in the form of Exhibit B hereto demonstrating compliance with the Financial Guidelines as at the end of such quarter.

b)
The Obligor shall provide the Bank with annual audited financial statements prepared by an independent auditor acceptable to the Bank in its sole discretion and in accordance with GAAP (the “Audited Financial Statements”), promptly upon such statements becoming available, but in any event no later than 90 days after the end of each fiscal year of the Obligor, in form and substance acceptable to the Bank in its sole discretion, together with a Compliance Certificate demonstrating compliance with the Financial Guidelines as at the end of such fiscal year; provided, that, if the Obligor’s annual financial statements are provided in a Form 10-K posted on the U.S. Securities and Exchange Commission website at www.sec.gov, then (i) the Bank, in its sole discretion, may determine that such posting satisfies the reporting requirements of this clause (b), and (ii) upon the Bank’s request the Obligor shall deliver to the Bank a Compliance Certificate demonstrating compliance with the Financial Guidelines as at the end of such fiscal year based upon the Audited Financial Statements.

c)
The Obligor shall provide the Bank with any reports (collectively, “Compliance Reports”) prepared by an independent auditor acceptable to the Bank, with respect to the policies and procedures implemented and maintained by the Obligor to promote and ensure compliance with AML Laws, Sanctions Laws and Anti-Corruption Laws. Such Compliance Reports shall be delivered to the Bank at least once per calendar year and shall be in form and substance acceptable to the Bank in its sole discretion.

d)
The Obligor shall provide the Bank with such additional written or other information as the Bank may request from time to time and in a format acceptable to the Bank in its sole discretion, including without limitation, Obligor’s trading book and reports of Obligor’s trading positions.

e)
The Bank or its representative may review and inspect Obligor’s reports, records and assets at the Bank’s discretion. Without limiting the foregoing, the Bank may periodically review the Obligor’s internal controls, credit and risk management practices and policies, trading book and Compliance Reports. The Obligor will or shall cause the Collateral Agent to furnish to the Bank any collateral audit report relative to the Intercreditor Agreement.

f)
All fees and expenses related to this Facility, including but not limited to Uniform Commercial Code financing statement charges, audit and review charges, inspection fees, lock-box fees (if applicable), custody fees and other bank service fees and reasonable legal fees (including those of Bank’s in-house counsel), will be for the account of the Obligor and may be charged to any of the Obligor’s accounts at the Bank.

g)
Unless separately consented to in advance by the Bank, dividends, distributions, returns of capital, profit sharing, capital contributions, management fees, or other similar payments may not be paid without ten (10) days prior written notice to the Bank and then only if (i) at the time of (and after giving effect to) any such payment, the Obligor is (and will be) in compliance with the Financial Guidelines, (ii) the

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

Obligor is (and will be) in compliance with, and not in default under, any of the terms and conditions of this Uncommitted Facility Letter and the other Facility Documents to which it is a party, (iii) the Obligor has made a written representation to the Bank of the same (including, without limitation, a written pro forma calculation of the Financial Guidelines, referred to above, giving effect to such dividends, distributions, returns of capital, profit sharing, capital contributions, management fees, or other similar payments, certified as true and correct by an authorized officer of the Obligor) prior to any such payment, and (iv) provided the Bank shall not have demanded payment of any of the Obligor’s obligations under this Uncommitted Facility Letter or the other Facility Documents.

h)
In no event shall any repayment of any loans and other obligations of the Obligor owed to its shareholder(s) and other affiliates be made unless on the date of such payment, and after giving effect to the same, (i) the Obligor is (and will be) in compliance with the Financial Guidelines referenced above, (ii) the Obligor is (and will be) in compliance with, and not in default under, any of the other terms of this Uncommitted Facility Letter or any of the other Facility Documents to which it is a party, and (iii) the Obligor has made a written representation to the Bank of the same prior to any such payment.

i)
So long as any Accommodation is outstanding or this Uncommitted Facility Letter is in effect, no liens on assets of the Obligor shall be granted by the Obligor without the prior written consent of the Bank, except for (x) liens permitted by or in accordance with the terms of the Intercreditor Agreement, (y) liens in respect of any real property owned by the Obligor, its subsidiaries or affiliates that appear in the consolidated financial statements of the Obligor as of the date hereof, provided no such lien is intended to secure any indebtedness of the Obligor, and (z) any interest of a lessor in respect of equipment used in the ordinary course of business of the Obligor that are under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases;

j)
The Obligor agrees to keep Bank fully informed of its condition (financial and otherwise) and the status of any litigation likely to have a material adverse effect involving the Obligor, any shareholder and/or material affiliate and to promptly advise the Bank of (i) the occurrence of any material adverse change in its business, condition (financial or otherwise) or prospects of the Obligor or (ii) the occurrence and the status of any remedial action by any governmental authority against the Obligor, its Affiliates or any shareholder as a result of a violation of any applicable laws, including, without limitation, AML Laws, Anti-Corruption Laws and Sanctions Laws.

k)
The Obligor shall not merge or amalgamate with any other party or sell assets other than sales of inventory in the ordinary course of business and other immaterial sales of assets in the ordinary course of business, in each case, without prior written notification to and consent of the Bank.

l)	The Obligor and its subsidiaries, directly and indirectly, shall continue to engage in the same type of business as they are currently engaged in on the date hereof.

m)	The Obligor shall not change its fiscal year or its auditors without prior written notice to the Bank.

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

n)
The Obligor shall give the Bank prior written notice of payments to be made to subsidiaries, affiliates, or companies under common ownership with the Obligor, excluding payments made in the ordinary course of the Obligor’s business consistent with approved operating practices, and, in each case, the Obligor shall certify in such notice that after giving effect to the making of the proposed payment, the Obligor will in all respects remain in full compliance with the Financial Guidelines set forth herein.

o)	The Obligor shall not modify its risk management policies without the prior written consent of the Bank.

p)
In the event a default occurs under any other debt facility maintained for the benefit of the Obligor, the Obligor shall notify the Bank in writing within one (1) Business Day of such occurrence of the nature of the details underlying such default and the debt facility with respect to which it has occurred.

q)
As soon as possible, and in any event within one (1) Business Day, after the occurrence of each Event of Default (as defined herein) and each event which, with the giving of notice or passing of time, or both, would constitute an Event of Default (and such event is continuing), the Obligor shall deliver to the Bank a statement of the chief financial officer of the Obligor setting forth the details of such Event of Default or event and the action which the Obligor has taken and proposes to take with respect thereto.

r)
The Obligor shall take all action necessary to insure that the Obligor’s obligations under this Uncommitted Facility Letter and the other the Facility Documents rank, and will continue to rank, at least pari passu in respect of priority of payment with the Obligor’s highest ranting indebtedness.

s)
The Obligor shall promptly notify the Bank of any material adverse change in the condition or operations of the Obligor or its subsidiaries, financial or otherwise, or any default under any other agreement, instrument or document relating to the Obligor’s indebtedness.

t)	The Obligor shall provide to Bank such other documentation and/or information as Bank may reasonably request in connection with the Facility.

u)
The Obligor shall not make or permit any advance or investment (“Investment”) to or in any person or entity or any guarantee thereof other than those Investments currently disclosed without prior written notice to the Bank and so long as (i) at the time of (and after giving effect to) any such advance or investment, the Obligor is (and will be) in compliance with the Financial Guidelines, (ii) the Obligor is (and will be) in compliance with, and not in default under, any of the terms and conditions of this Uncommitted Facility Letter and the other Facility Documents to which it is a party.

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

Representations and

Warranties:	The Obligor represents and warrants, as of the date hereof, as of the date of any request for an Accommodation, and as of the date of funding or issuance, as applicable, of any Accommodation, that:

a)	It is a corporation duly organized and existing under the laws of the state of its incorporation and is duly qualified to do business in each jurisdiction where such qualification is required;

b)
This Uncommitted Facility Letter and the other Facility Documents have been duly authorized, executed and delivered by the Obligor and constitute its valid, legally binding and enforceable obligations in accordance with their terms, subject to bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors generally, and do not contravene or constitute a default under any provision of applicable law or regulation or of the constituent documents of the Obligor or any agreement, judgment, order, decree or other instrument binding on the Obligor;

c)
No authorization, consent or approval of any governmental body or agency is required to be obtained by the Obligor in connection with the execution, delivery or performance of this Uncommitted Facility Letter or any of the other Facility Documents or any other documentation entered into by it;

d)	Subject to specific representations set forth below, the Obligor represents and warrants that, to its best knowledge, it is in compliance with all provisions of applicable law, rules and regulations;

e)
The Obligor’s most recent financial statements delivered to the Bank fairly represent the Obligor’s financial condition as of their date and the results of operations for the periods ended on such date, and are prepared in accordance with generally accepted accounting principles consistently applied; and since such date there has been no material adverse change in such condition or operations;

f)
Advances shall be only be utilized by the Obligor in accordance with the Purpose set forth herein and in no event shall the Obligor use any part of the proceeds of any Advance to purchase or carry any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any margin stock;

g)
There is no pending or (to the best of the Obligor’s knowledge) threatened action or proceeding affecting the Obligor or any subsidiary before any court, governmental agency or arbitrator, and there is no governmental investigations or proceeding pending with respect to our affecting the Obligor or any subsidiary in each case (if adversely determined) could materially adversely effect the Obligor’s or any subsidiary’s financial condition or operations or result in loss, cost, liability or expense to the Obligor or any subsidiary in excess of $500,000 (or the equivalent thereof in another currency) in the aggregate with respect to all such actions, proceedings or investigations;

h)
The Obligor is not in default under any agreement or instrument with or in favor of the Bank, or under any other agreement or instrument involving the borrowing of money or the advance of credit between the Obligor and any other party; and

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

i)	As of the date of this Uncommitted Facility Letter, the Obligor has no subsidiaries except as set forth in Exhibit C attached hereto, and said Exhibit C accurately lists all Affiliates of the Obligor.

The Obligor represents and warrants, as of the date of the delivery of any Compliance Certificate hereunder, that:

a)	The Obligor is in compliance with the terms of this Uncommitted Facility Letter and the other Facility Documents.

b)	The information set forth on the Compliance Certificate with respect to the Financial Guidelines is complete and accurate.

c)
The financial statements accompanying such Compliance Certificate, if any, present fairly in all material respects, the financial condition of the Obligor separately as of date set forth thereon and the related results of operations for the period then ended.

d)	There is no default or Event of Default occurring or reasonably anticipated to occur under this Uncommitted Facility Letter or any of the other Facility Documents.

Sanctions/AML/

Anti-Corruption:
a)    The Obligor represents that neither it, nor any of its subsidiaries or affiliates, nor any of their respective directors or officers, or, to the best of the Obligor’s knowledge, employees or agents is a Sanctions Target.

b)
The Obligor and represents and covenants that it will not, and shall procure that its subsidiaries and its or their respective directors, officers, employees, affiliates and agents shall not, directly or indirectly, use the proceeds of the Accommodations, or lend, contribute or otherwise make available such proceeds to any subsidiary, other affiliate, joint venture partner or other person or entity, for the purpose of funding or facilitating any business of or with any Sanctions Target or any Sanctioned Country, nor in any other manner, in each case as will result in a violation of any Sanctions Law by, or could result in the imposition of sanctions against, the Obligor, the Bank or its affiliates.

c)
The Obligor represents that, except as has been disclosed to the Bank in writing, neither the Obligor nor any of its subsidiaries or Affiliates have engaged in any dealings or transactions with or for the benefit of a Sanctions Target, or with or in a Sanctioned Country, in the preceding three years, nor do the Obligor or any of its Affiliates or subsidiaries have any plans to increase its dealings or transactions with Sanctions Targets or Sanctioned Countries.

d)
The Obligor represents that (i) none of the Obligor or any of its Affiliates or subsidiaries nor any of their respective directors or officers, or, to the best of the Obligor’s knowledge, employees or agents have engaged in any activity or conduct that would result in a violation of, or be sanctionable under, any Sanctions Laws, and (ii) there are not pending, nor to the best of the Obligor’s knowledge, threatened, claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Obligor or any of

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

its subsidiaries, affiliates, directors, officers, employees, or agents alleging a violation by the Obligor or any of its subsidiaries, affiliates, directors, officers, employees, or agents of any applicable Sanctions Laws.

e)
(i) The Obligor and its subsidiaries, directors, officers, employees, affiliates and agents are in compliance with all anti-money laundering laws, rules, regulations and orders of jurisdictions applicable to the Obligor or its subsidiaries (collectively, “AML Laws”), including without limitation, the USA PATRIOT Act (as hereinafter defined); (ii) to the best of the Obligor’s knowledge, no investigation, action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator, involving the Obligor or any of its subsidiaries, directors, officers, employees, affiliates and agents, with respect to AML Laws is currently pending or threatened; and (iii) the Obligor agrees to provide the Bank with all information reasonably required by the Bank to carry out its obligations under applicable AML Laws and the Bank’s AML policies and procedures.

f)
The Obligor, its subsidiaries, directors, officers, employees, affiliates and agents, in each case, acting on the Obligor’s or its subsidiaries’ behalf, have not corruptly paid, offered or promised to pay, or authorized payment of any monies or a thing of value, directly or indirectly, to any person, including without limitation any government official (including employees of government-owned or -controlled entities or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing) or any political party or party official or candidate for political office, for the purpose of obtaining or retaining business, or directing business to any person, or obtaining any other improper advantage, in each case in violation of the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption law, rule or regulation (collectively, “Anti-Corruption Laws”), and to the best of the Obligor’s knowledge, no investigation, action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator, involving the Obligor or any of its respective subsidiaries, directors, officers, employees, affiliates or agents, with respect to Anti-Corruption Laws, is currently pending or threatened.

g)
The Obligor covenants that it will, and will cause its respective subsidiaries to (i) maintain in effect and enforce policies and procedures designed to ensure compliance by the Obligor, its subsidiaries, directors, officers, employees, affiliates and their agents with Anti-Corruption Laws, AML Laws and applicable Sanctions Laws, (ii) ensure at all times the truth and accuracy of the representations and warranties, and adherence to, the covenants, set forth in clauses (a) through (f) above, and (iii) provide to the Bank all documentation and other information requested by the Bank from time to time to demonstrate or certify compliance with such representations, warranties and covenants.

For the purpose of the preceding provisions in this section:
“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions Laws broadly prohibiting or restricting dealings with such country, territory or government (currently Cuba, Iran, North Korea, Sudan, and Syria).

“Sanctions Target” means any person with whom dealings are restricted or prohibited under Sanctions Laws, including (a) any person identified in any list of

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

sanctioned persons maintained by: (i) the French Government; (ii) any committee of the United Nations Security Council; (iii) the European Union; (iv) HM Treasury of the United Kingdom; or (v) the United States Department of Treasury; (b) any person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country; and (c) any person directly or indirectly 50% or more owned by, otherwise controlled by, or acting for the benefit or on behalf of, a person described in (a) or (b).

“Sanctions Laws” means economic or financial sanctions or trade embargoes or restrictive measures (including the ability to make or receive international payments, the freezing or blocking of assets of targeted persons, the ability to engage in transactions with specified persons or countries, or the ability to take an ownership interest in assets of specified persons or located in a specified country, including any laws, rules or regulations threatening to impose economic sanctions on any person for engaging in proscribed behavior) enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) Her Majesty’s Treasury; (e) Switzerland; or (f) any other relevant authority.

Capital Adequacy:
The Obligor further agrees that if the Bank shall have determined that the adoption or implementation of any law, rule, regulation or guideline regarding capital adequacy, capital maintenance or similar requirement or any change therein or in the interpretation or application thereof or compliance by the Bank or any corporation controlling the Bank with any request, guideline, policy or directive regarding capital adequacy (whether or not having the force of law) from any central bank or comparable entity or any governmental authority has the effect of reducing the rate of return on the Bank or on the Bank's controlling corporation's capital as a consequence of, and to the extent of, this Uncommitted Facility Letter or any Advance hereunder, to a level below that which the Bank or the Bank's controlling corporation could have achieved but for such adoption, implementation, change or compliance (taking into consideration the Bank's and its controlling corporation's policies with respect to capital adequacy) then from time to time, upon the Bank's demand, including an explanation of the calculation thereof, the Obligor shall pay to the Bank such additional amount or amounts as the Bank determines will compensate it for such reduction, the Bank's determination to be conclusive, absent manifest error.

Increased Costs:
The Obligor hereby agrees that if the Bank shall have determined that the adoption of any applicable law, rule, regulation or treaty, or any change therein, or any change in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any request, policy, guideline or directive (whether or not having the force of law) of any monetary, fiscal or other authority shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, assessment or insurance fee or similar requirement (including any such requirement imposed by the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency of the United States of America (or any successor agency) or the Federal Reserve Board) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall subject the Bank to any taxes with respect to this Uncommitted Facility Letter or any Advance or

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

change the basis of taxation of payments to the Bank or any amount payable under this Uncommitted Facility Letter (other than taxes imposed on the overall net income of the Bank), or shall impose on the Bank any other condition affecting this Uncommitted Facility Letter or any Advance, and as a result of any of the foregoing there shall be any increase in the cost to the Bank with respect to the making, funding or maintaining of any Advance or in the amount of any payment in respect of any Advance received or receivable by the Bank or the Bank shall suffer some other loss or damage or shall forego any interest or other amount due hereunder, or in respect of any Advance, the Obligor shall pay to the Bank from time to time upon the Bank's demand, such additional amount or amounts as the Bank determines to be necessary to compensate the Bank for any increased cost, reduced amount, other loss or damage or foregone interest or other amount to the extent resulting from this Uncommitted Facility Letter or any Advance, the Bank's determination of any such amounts to be conclusive. A certificate as to any additional amounts payable pursuant to this provision setting forth the basis and method of determining such amounts shall be conclusive, absent manifest error, as to the determination by the Bank set forth therein if made reasonably and in good faith. The Obligor shall pay any amounts so certified to it by the Bank on the earlier of demand or within 10 days of receipt of any such certificate.

Remedies:
Without limiting the right of the Bank to demand payment of Advances or other extensions of credit or the right of the Bank to terminate this Uncommitted Facility Letter and/or decline to make any Advance or other extensions of credit hereunder, if any default (as set forth in any of the Facility Documents, each an “Event of Default”) shall occur and be continuing, the Bank may, by notice to the Obligor, declare all Advances and reimbursement obligations and all accrued interest thereon to be forthwith due and payable, whereupon the Advances and all such interest shall become forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Obligor. The Obligor hereby expressly authorizes the Bank, at any time and from time to time, without notice to the Obligor or to any other person or entity, any such notice being expressly waived by the Obligor, to setoff and apply any and all deposits (general or special) and other indebtedness or sums at any time held, credited or owing by the Bank to or for the credit or account of the Obligor, in any currency and whether or not due, to the payment of the Obligor’s liabilities and obligations under this Uncommitted Facility Letter and the other Facility Documents, irrespective of whether or not the Bank shall have made any demand hereunder or thereunder and although said obligations or liabilities, or any of them, shall be contingent or unmatured. All of the foregoing is subject to the terms and provisions of the Intercreditor Agreement.

No Third Party

Beneficiaries:
The terms and provisions of this Uncommitted Facility Letter and any of the other Facility Documents shall create no right in any person, firm or corporation other than the Obligor and the Bank and no third party shall have the right to enforce or benefit from the terms hereof or thereof.

Confidentiality:
The Obligor agrees that the terms and provisions of this Uncommitted Facility Letter and the other Facility Documents are confidential and may not be disclosed by the Obligor to any other person (except as required by applicable law, regulation or judicial process) other than the Obligor’s accountants, attorneys and other advisors and only in connection with the transactions contemplated by this Uncommitted Facility Letter and on a confidential basis unless specifically approved by the Bank.

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

Bank’s Books and

Records:
The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Obligor to the Bank resulting from each Advance made by the Bank, including (i) the amount of each Advance made hereunder, the rate of interest and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Obligor to the Bank hereunder and (iii) the amount of any sum received by the Bank hereunder. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that, the failure of the Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Obligor to repay the Advances in accordance with the terms of this Uncommitted Facility Agreement.

Miscellaneous:
In the event of any conflict between any of the terms of this Uncommitted Facility Letter and any of the terms of any of the Facility Documents or between any of the terms of the Facility Documents, the term which gives the Bank the greater rights, as determined by the Bank in its sole discretion, shall control.

No failure on the part of Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Uncommitted Facility Letter or any of the other Facility Documents shall operate as a waiver thereof. The provisions of this Uncommitted Facility Letter, including any attachments and annexes hereto, and the other Facility Documents may be amended only by a written instrument signed by Bank. Any waiver of any of the provisions hereof or thereof shall be effective only in the specific instance granted and shall not operate as a continuing waiver of any such provision.

The powers, rights and remedies of the Bank specified in this Uncommitted Facility Letter or in the other Facility Documents are cumulative and in addition to any powers, rights and remedies that the Bank may have under any other agreement and under applicable law. No notice to or demand on the Obligor in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances

The Obligor authorizes the Bank to disclose information relating to the Obligor and its affiliates or the Accommodations to any of the Bank’s affiliates, any regulatory, tax, customs or judicial authority, rating agency, auditor, insurance or reinsurance broker, professional advisor, insurer, reinsurer, and as the case may be, in connection with any securitization or any other risks transfer or hedging transaction or any other transaction under which payments are to be made by reference to this Uncommitted Facility Letter or the Obligor, including, without limitation, actual or potential participants and/or assignees, or where the Bank deems such disclosure to be necessary or advisable in the carrying out of its duties, obligations, commitments or activities, or for the purpose of its assets, liabilities and risk management policies or as may be required by law, regulation or judicial process.

The Obligor agrees to pay the Bank’s reasonable costs and expenses (including reasonable legal fees) directly related to administering the uncommitted facility contemplated herein and in waiving or amending this Uncommitted Facility Letter or any of the other Facility Documents and all costs and expenses which are incurred by

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

the Bank in connection with the enforcement or preservation of any of the Bank’s rights under this Uncommitted Facility Letter or any of the other Facility Documents, including without limitation, any of such costs and expenses incurred in connection with any work-out or other restructuring of the amounts due to the Bank.

The Obligor agrees to indemnify the Bank and its affiliates and each of the Bank’s and such affiliates’ respective directors, officers, employees, agents and controlling persons (each, an “indemnified party”) against, and to hold the Bank and such other indemnified parties harmless from, any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by or asserted against the Bank or any such indemnified parties in connection with any investigative, administrative or judicial proceeding (whether or not the Bank or any such other indemnified party is designated as a party thereto) relating to or arising out of or in any way connected with, or as a result of, this Uncommitted Facility Letter, any other Facility Document, or any agreement contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Accommodation or the use of the proceeds of any Accommodation by the Obligor, provided however that this indemnity shall not, as to any indemnified party apply to any such losses, claims, damages, liabilities, costs or expenses, resulting directly from the gross negligence or the willful misconduct of such indemnified party. The provisions of this paragraph shall survive the repayment of the Accommodations and the termination of this Uncommitted Facility Letter.

This Uncommitted Facility Letter and the other Facility Documents shall be binding upon the parties hereto and each of their permitted successors and permitted assigns. The Obligor may not assign any rights or delegate any obligations hereunder or thereunder without the Bank’s prior written consent and any purported assignment or delegation by the Obligor without such consent shall be null and void. The Bank may, at any time, without the consent of, or prior notice to, the Obligor, assign to one or more financial institutions or other persons all or a portion of its interest in any Accommodations under this Uncommitted Facility Letter and the other Facility Documents. Nothing in this paragraph shall be construed to prohibit or restrict any pledge or assignment by the Bank of any Accommodations or any promissory note evidencing the same as collateral to any Federal Reserve Bank in accordance with applicable law, provided that no such pledge or assignment shall release the Bank from any of its obligations hereunder (if any) or substitute any such pledgee or assignee for the Bank as a party hereto.
This Uncommitted Facility Letter may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Uncommitted Facility Letter and the other Facility Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Uncommitted Facility Letter by telecopy shall be effective as delivery of a manually executed counterpart of this Uncommitted Facility Letter.

To the fullest extent permitted by applicable law, the Obligor shall not assert, and the Obligor hereby waives, any claim against the Bank, its affiliates and any of the Bank’s and any such affiliate’s directors, officers, employees, attorneys and agents, on any

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Uncommitted Facility Letter, any other Facility Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Accommodation or the use of the proceeds thereof, except to the extent caused by the gross negligence or willful misconduct of any such Person or entity.

If any provision of this Uncommitted Facility Letter is invalid or unenforceable under the laws of any jurisdiction, then, to the fullest extent permitted by law, (i) such provision shall be ineffective to the extent of such invalidity or unenforceability, without invalidating or affecting the enforceability of the remainder of such provision or the remaining provisions of this Uncommitted Facility Letter; and (ii) such invalidity or unenforceability shall not affect the validity or enforceability of such provision in any other jurisdiction.

Section headings in this Uncommitted Facility Letter are included for convenience of reference only and shall not constitute part of this Uncommitted Facility Letter for any other purpose or be given any substantive effect.

All of the representations, warranties, terms, guidelines and conditions of the Original Uncommitted Facility Letter, as amended and restated hereby, and the other Facility Documents, as amended, amended and restated or otherwise modified from time to time, shall continue to be, and shall remain, in full force and effect in accordance with their respective terms and are hereby ratified, confirmed and remade as of the date hereof and all of which representations and warranties shall be deemed to have been made as of the date hereof. The Obligor confirms it is in compliance with the terms of the Uncommitted Facility Letter and the other Facility Documents. The security interests granted to the Bank under the Facility Documents shall continue to secure all Accommodations previously made or which are made hereafter under the Uncommitted Facility Letter as amended and restated hereby (whether or not in excess of any limits stated in the Uncommitted Facility Letter as amended from time to time).

Governing Law/

Jurisdiction:
THIS UNCOMMITTED FACILITY LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH NEW YORK LAW WITHOUT REGARD TO NEW YORK CONFLICTS OF LAWS PRINCIPLES. BY ITS EXECUTION HEREOF, THE OBLIGOR HEREBY SUBMITS TO THIS JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND FEDERAL COURTS SITTING IN NEW YORK, NEW YORK IN ANY ACTION, MATTER OR PROCEEDING RELATING HERETO OR THE OTHER FACILITY DOCUMENTS.

Nothing herein shall limit the right of the Bank to bring proceedings against the Obligor in any other jurisdiction. The Obligor agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York as in effect from time to time shall apply to this Uncommitted Facility Letter and, to the maximum extent permitted by law, waives any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens. The Obligor irrevocably consents to the service of process in any such legal action or proceeding by personal delivery or by the mailing thereof by the Bank by registered or certified mail, return receipt requested, postage prepaid, to the address specified in the Bank’s records, such service

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

of process by mail to be deemed effective on the fifth day following such mailing. The Obligor agrees that a final judgment in any such legal action or proceeding shall be conclusive and may be enforced in any manner provided by law.

WAIVER OF

JURY TRIAL:
EACH OF THE OBLIGOR AND THE BANK HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS UNCOMMITTED FACILITY LETTER AND THE OTHER FACILITY DOCUMENTS.

Patriot Act

Notice:
The Bank hereby notifies the Obligor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) as the same may be amended from time to time) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies the Obligor, which information includes the name and address of the Obligor and other information that will allow the Bank to identify the Obligor in accordance with the USA PATRIOT Act. The Obligor shall, and shall cause each of its subsidiaries and affiliates to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Bank to maintain compliance with the USA PATRIOT Act.

Neither the Bank nor any of the Bank’s affiliates, officers, directors, employees or agents shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by the Bank or such other person or entity through telecommunications, electronic or other information transmission systems in connection with this Uncommitted Facility Letter or the other Facility Documents or the transactions contemplated hereby or thereby.

All Accommodations are payable on demand and irrespective of whether the Obligor is in compliance with the guidelines, terms, provisions, covenants or conditions set forth in this letter or with the terms of any other documentation related hereto. All Accommodations are subject to the terms of this Uncommitted Facility Letter and the terms of the other documentation referred to herein or related hereto.

A guidance facility is uncommitted. Accordingly, whether or not any Accommodation is to be made available by the Bank is to be determined by the Bank in the Bank’s sole discretion. This letter is only intended to outline the significant points and guidelines of the uncommitted facility.

A-MARK Precious Metals, Inc.
A&R Uncommitted Facility Letter

Please confirm the foregoing terms by signing in the spaces provided below.

Yours truly,

BNP PARIBAS

By: /s/ Deborah P. Whittle    By: /s/ Bradley Dingwall
Name: Deborah P. Whittle    Name:    Bradley Dingwall
Title:     Director                    Title:    Director

ACKNOWLEDGED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

OBLIGOR

A-MARK PRECIOUS METALS, INC.

By: /s/ David Madge                    By: /s/ Thor Gjerdrum
Name:    David Madge                    Name: Thor Gjerdrum
Title:     President                 Title:     EVP and Chief Operating Officer

Exhibit A

Form of Borrowing Request

[_________, 201_]
BNP Paribas
787 Seventh Avenue
New York, New York 10019
Attn.: Deborah Whittle

Re:    Borrowing Request

Ladies and Gentlemen:

We refer to the Amended and Restated Uncommitted Line Letter, dated as of [_______], 2015, among Amark Precious Metals Inc. and BNP Paribas (as the same may be amended, modified, extended or renewed from time to time, the “Uncommitted Line Letter”). We request an Advance under the Uncommitted Line Letter as follows:

Obligor: [_______________]
1.    Amount of the Advance: U.S.$ __________.
2.    The requested disbursement date is: _________, 201[__].
3.    The requested maturity date is: _________, 201[__].

On the disbursement date, we kindly ask you to credit the principal amount of the Advance to the account #_________ of ___________ at __________, attn.: __________.

We hereby confirm that all of the representations and warranties contained in the Uncommitted Facility Letter and the other Facility Documents are true and correct on and as of the date hereof, and will be true and correct on the date of the Advance requested hereby before and after giving effect thereto as if made on each such date, and that prior to and after the making of such Advance, no Event of Default or event that with the giving of notice or passage of time could constitute an Event of Default has occurred or will have occurred and be continuing on such date. We further certify and represent and warrant that after giving effect to such Advance, (a) the aggregate amount of Accommodations will not exceed the Maximum Availability, and (b) the principal and face amount of all Obligations (as defined in the Intercreditor Agreement) to all Secured Parties shall be less than the current Collateral Value (including, without limitation, after giving effect to any changes in the Collateral Value and Obligations subsequent to the date of the most recent Collateral Report delivered to the Bank) and, consequently, shall not result in a Collateral Value Over-Advance (as defined in the Intercreditor Agreement) or constitute Excess Obligations (as defined in the Intercreditor Agreement). In support of the foregoing, we represent and warrant that the following is true and correct as of the requested disbursement date:

Collateral Value: U.S.$ ___________________
Total Outstanding Credits prior to giving effect to the Advance: U.S.$ __________________
Total Outstanding Credits after giving effect to the Advance: U.S.$ __________________
Total Other Lender Accommodations: U.S.$ ___________________

All capitalized terms not defined herein shall have the meaning ascribed to such term in the Uncommitted Line Letter.

Very truly yours,
[OBLIGOR]

Exhibit B

Form of Compliance Certificate

Date: __________

VIA EMAIL

[Lender]
[Address]
[Attn:]

Re:     A-Mark Precious Metals, Inc. and Subsidiaries

A. Financial Highlights

A-Mark Precious Metals, Inc. and Subsidiaries
	Month Ended [_____],		Better/ (Worse)	[_____] Months Ended [____],		Better/ (Worse)
	20[15]	20[14]		20[15]	20[14]
Sales
NGP
Opex
Operating P/(L)
Acquisition Related Costs*
Pre-Tax P/(L)

*	Acquisition related costs represent $_____ and $_____ per month during FY’[15] and FY’[14] respectively in non-cash amortization related to the A-Mark purchase accounting.

B. We are in compliance with all of our banking guidelines as follows:

Description	Requirement	Actual as of [_______]	In Compliance?
A-Mark consolidated tangible net worth	Minimum $35,000,000
A-Mark consolidated working capital leverage ratio	Maximum 10 to 1
A-Mark consolidated working capital leverage ratio (using bank lines only)	Maximum 5 to 1
Collateral Agency Agreement (CAA) Report excess collateral as of [January 30, 2015]	No Deficit

C. Pursuant to the terms of the current A-Mark Precious Metals, Inc. Collateral Agency and Intercreditor Agreement, we are enclosing the following statements and schedules for A-Mark Precious Metals, Inc. and Subsidiaries:

1.	[Unaudited] Balance Sheets as of [_____] and [_____];

2.	[Unaudited] Statements of Income for the month ended [_____] and [_____], and for the [_____] months ended [_____] and [_____];

3.	[Unaudited] Detail Balance Sheets as of [_____]; and

4.	Aging Schedule of Trade Receivables and Supplier Advances as of [_____], and a listing of the ten largest obligors for each.

If you have any questions or comments, please call me at the number below.

Sincerely yours,

A-MARK PRECIOUS METALS, INC.

Exhibit C

List of Affiliates

Collateral Finance Corporation, a Delaware corporation

Transcontinental Depository Services, LLC, a Delaware limited liability company

A-M Global Logistics, LLS, A Delaware limited liability company

A-Mark Trading AG, an Austrian corporation